Exhibit 99.1

From:	Howe, Kim
Sent:	Wednesday, August 21, 2024 6:07 AM
To:	Morrisville Employees; Field Sales
Subject:	Important Company Update
Attachments:	Vector Group Press Release.pdf

Importance:	High

Sent out on behalf of Nick Anson & Ron Bernstein

To All Employees,

We write to share some important and exciting news about the next chapter in our company’s success story.

Today we announced that Vector Group has agreed to be acquired by JT Group, a global company headquartered in Tokyo, Japan, operating in tobacco, pharmaceuticals and processed food. Attached for your reference is a copy of the Vector Group press release that was issued this morning.

JT Group’s global tobacco business, headquartered in Geneva, Switzerland, manufactures and sells some of the world’s best-known brands in over 130 markets worldwide – including Winston and Camel (outside the U.S.), as well as MEVIUS and LD. We are a great fit for JT Group as it seeks to further expand its business here in the U.S.

Our Future with JT Group

Over many years, working collectively as a team, our company’s performance has been outstanding. We have effectively executed our mission to provide consumers an excellent value proposition in the U.S. cigarette market. Despite a competitive marketplace, a challenging regulatory landscape and ongoing litigation risk, we have achieved meaningful growth in profits and have built Liggett Vector Brands into a leader in the industry.

We are immensely proud of this team and thank you for all your efforts. The Vector Group Board and management team are confident that joining with JT Group will lead to an exciting next phase in our journey.

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First, by joining with a global organization with deep industry experience, it will strengthen our company and bolster our presence in the U.S. market. JT Group’s successful track record of acquiring companies like ours will enable Liggett Vector Brands to continue to build on its market success and stay the industry experts in the discount business. As a wholly-owned subsidiary of JT Group, we expect our enhanced scale and resources to enable us to further expand distribution, fuel continued growth and deliver increased value to our customers.

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Second, it will provide new opportunities for you as part of a larger, growing company. Your knowledge and expertise will be invaluable as JT Group delivers on its vision of making the business not only the fastest growing of its kind but also the most innovative and sustainably run.

Today is the First Step

While we are excited about the future, today’s announcement is just the beginning of a process. Until the transaction closes, which is expected to happen in the fourth quarter of 2024, subject to regulatory approvals, Vector Group and JT Group will continue to operate as independent companies, just as we do today. We will continue running our business with the same commitment to quality and excellence that got us here. That means staying focused on our day-to-day responsibilities and serving our customers.

To help you better understand this transaction and what it means for Liggett Vector Brands and for you, we will be hosting a companywide conference call today, August 21st, at 1:00 PM ET. Please look out for a subsequent email communication with conference call details.

It is important for us to maintain a unified voice in our communications. For those of you who engage directly with customers, suppliers or other external partners, we will provide you with the information needed to guide you in conversations should you be asked questions about this announcement. You may see media coverage or analyst reports regarding this transaction. As a reminder, only designated spokespeople are authorized to speak on behalf of the company. Should you receive any inquiries from the media, investors, or local officials, please do not comment and instead forward them to our communications agency, FGS Global, at VectorGroup@fgsglobal.com.

Thank you for your continued dedication to our company. JT Group has deep respect for Liggett Vector Brands’ legacy of value-focused, quality products and looks forward to continuing to meet customers’ evolving needs.

Sincerely,

Nick Anson

President and Chief Operating Officer of Liggett Vector Brands

And

Ron Bernstein

Non-Executive Chairman of Liggett Vector Brands and Senior Advisor

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Vector Group. At the time the offer is commenced, JTI (US) Holding Inc. and its merger subsidiary, Vapor Merger Sub Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Vector Group will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Vector Group stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of Vector Group. In addition, all of these materials (and all other materials filed by Vector Group with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Vector Group at www.VectorGroupLtd.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Vector Group’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of Vector Group’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on Vector Group’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from Vector Group’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of Vector Group’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by Vector Group, including Vector Group’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by Vector Group and the tender offer documents to be filed by JTI (US) Holding Inc. and Vapor Merger Sub Inc.

Vector Group is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.